EXHIBIT 10.1

                           Wire One Technologies, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205

                                               April 24, 2002
Mr. Richard Reiss
10 Timber Acres Road
Springfield, New Jersey 07081

Dear Rich:

      This letter, when accepted by you, shall constitute an amendment to the employment agreement (the "Agreement") dated January 2, 2001, between Wire One Technologies, Inc. (the "Company") and you. Capitalized terms not defined herein shall have the respective meanings ascribed to them under the Agreement. The Company and you hereby agree as follows:

1. The first sentence of Paragraph 1 of the Agreement is, effective as of the date of this amendment, amended by deleting the phrase "President and" therefrom.

2. Paragraph 2(b) of the Agreement is amended, effective commencing with the second calendar quarter of 2002, to read in its entirety as follows:

      "You shall be entitled to receive such cash bonuses as the Company may, from time to time and in its sole discretion, determine. You shall, in any event, be entitled to receive a cash bonus (the "Formula Bonus") with respect to any calendar year of the Employment Period (each a "Year"), based upon the performance criteria set forth below, of up to a maximum for such Year as follows:

                           Year                      Maximum Formula Bonus
                           ----                      ---------------------
                           2002                             165,000
                           2003                             195,000

      The Formula Bonus for each Year shall be payable in four equal calendar quarterly installments; however, the installment with respect to any calendar quarter shall be payable only upon satisfaction of the following conditions (the "Performance Conditions"): (i) the Company's net revenues exclusive of revenues from discontinued operations ("Continuing Revenues") for such quarter, as reported in the Company's filings with the Securities and Exchange Commission, are greater than the Continuing Revenues for the corresponding quarter of the preceding calendar year as so reported and
      (ii) the Company has at least $500,000 of "EBITDA" (that is, earnings before interest, taxes, depreciation and amortization, exclusive of non-recurring items and otherwise computed on a basis consistent with past practice, as the Company publicly discloses that figure) from continuing operations during such quarter (it being understood that, if any Formula Bonus installment has not been earned by you as a result of the failure of either of the Performance Conditions to be satisfied for that quarter, such unpaid installment shall be permanently forfeited). All determinations of satisfaction of the Performance

      Condition shall be made by the Compensation Committee of the Board of Directors in accordance with the criteria set forth in this subparagraph
      (b).

3.    Except as modified hereby, the Agreement remains in full force and effect.

                                    Yours very truly,

                                    WIRE ONE TECHNOLOGIES, INC.

                                    By:           /s/
                                        --------------------------

ACCEPTED:

          /s/
--------------------------
Richard Reiss


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